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                     November 14, 2023

       Anastasia Mironova
       Chief Financial Officer
       Apollo Commercial Real Estate Finance, Inc.
       c/o Apollo Global Management, Inc.
       9 West 57th Street , 42nd Floor
       New York , NY 10019

                                                        Re: Apollo Commercial
Real Estate Finance, Inc.
                                                            Form 10-K for the
year ended December 31, 2022
                                                            File No. 001-34452

       Dear Anastasia Mironova:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction